Exhibit 10.6

Exhibit VIII

LANDAMERICA FINANCIAL GROUP, INC.

AMENDMENT

TO

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

This Amendment dated this      day of                     , 2006, is made to the Change of Control Employment Agreement dated                     ,          (the “Agreement”) between LandAmerica Financial Group, Inc. (the “Company”) and                      (the “Executive”).

The Company and the Executive agree to amend the Agreement as follows:

1. Section 6(a)(i) of each Change of Control Employment Agreement is hereby amended to provide as follows:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination, except as provided in Section 6(f) of this Agreement, the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

2. Section 6(a)(iii) of each Change of Control Employment Agreement is hereby amended to provide as follows:

(iii) for the period from Executive’s Date of Termination through December 31 of the second calendar year following the calendar year of Executive’s Date of Termination after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, or by Code Section 4980B(f)(2), the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare

Exhibit VIII

benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until 3 years after the Date of Termination and to have retired on the last day of such period; and

3. Section 6(b)(i) of each Change of Control Employment Agreement is hereby amended to provide as follows:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination, except as provided in Section 6(f) of this Agreement, the aggregate of the following amounts:

4. Section 6(b)(ii) of each Change of Control Employment Agreement is hereby amended to provide as follows:

(ii) for the period from Executive’s Date of Termination through December 31 of the second calendar year following the calendar year of Executive’s Date of Termination after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, or by Code Section 4980B(f)(2), the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until 3 years after the Date of Termination and to have retired on the last day of such period;

5. Section 6(d) of each Change of Control Employment Agreement is hereby amended to provide as follows:

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as

Exhibit VIII

utilized in this Section 6(d) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and their families. Any disability benefits for purposes of Code Section 409A shall be available only for the period from Executive’s Date of Termination through December 31 of the second calendar year following the calendar year of Executive’s Date of Termination.

6. Section 6(f) is hereby added to each Change of Control Employment Agreement and provides as follows:

(f) Application of Code Section 409A. Notwithstanding any other provision in this Agreement, in the event the Executive is a “key employee” as defined in the following sentence on the Date of Termination, any amounts payable hereunder that are subject to Section 409A of the Code shall be paid no earlier than the date that is the first day of the month following the six month anniversary of the Date of Termination. The Executive is a key employee for the 12-month period commencing on April 1 next following any December 31 on which the Executive satisfies the requirements of Code Section 416(i) without regard to Code Section 416(i)(5). Whether the Executive is a key employee and whether an amount payable to the Executive hereunder is subject to Code Section 409A shall be determined by the Company.

7. Except as expressly amended hereby, the Agreements shall remain in full force and effect in all respects and are hereby ratified and affirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by a duly authorized officer, and Executive has affixed his or her signature hereto.

LANDAMERICA FINANCIAL GROUP, INC.	EXECUTIVE

By:
[EXECUTIVE]